UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

MSC.SOFTWARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	95-2239450
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

2 MacArthur Place Santa Ana, California	92707
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, $0.01 Par Value	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:                      (if applicable)

Securities to be registered pursuant to 12(g) of the Act:

        None

(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered

Holders of Common Stock are entitled to receive, subject to the rights of any preferred stock issued by MSC.Software Corporation (the “Registrant”) and then outstanding, dividends when and as declared by the Board of Directors out of funds legally available therefor. Holders of Common Stock have no preemptive right to purchase additional shares. Holders of Common Stock are entitled to share on a pro rata basis, subject to the rights of any preferred stock then outstanding, in the assets of the Registrant legally available for distribution to stockholders in the event of the Registrant’s liquidation, dissolution or winding up.

Holders of Common Stock are entitled to one vote per share with respect to all matters voted upon by stockholders, including the election of members of the Board of Directors. Holders of Common Stock do not have cumulative voting rights. All authorized, unissued shares of Common Stock are issuable by the Board of Directors of the Registrant without stockholder approval, including issuance to acquire another business.

The Board of Directors of the Registrant presently consists of three classes elected for staggered three-year terms.

The Registrant’s Certificate of Incorporation also authorizes the issuance of 10,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”), and authorizes the Board of Directors to fix the rights, preferences, privileges and restrictions of one or more series out of such authorized shares of Preferred Stock, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, without further vote or action by the Registrant’s stockholders. Although the Board of Directors has no present intention of doing so, issuance of the authorized Preferred Stock with terms giving the holders of one or more series of Preferred Stock substantial power, conversion or other rights could have the effect of (i) delaying, deferring or preventing a change in control of the Registrant or (ii) otherwise affecting the rights of holders of the Common Stock.

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Item 2. Exhibits

Exhibit No.	Description of Exhibit

1	Certificate of Incorporation of the Registrant, as amended (filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999, and incorporated herein by reference).

2	Certificate of Designations of Junior Participating Preferred Stock (filed as Exhibit 2.2 to The MacNeal-Schwendler Corporation’s Registration Statement on Form 8-A filed October 13, 1998, and incorporated herein by reference).

3	Certificate of Amendment of Certificate of Incorporation (filed as Exhibit 3.3 to the Registrant’s Form 10-K filed for the fiscal year ended December 31, 2004, and incorporated herein by reference).

4	Restated Bylaws of the Registrant, as amended through July 28, 2006 (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed August 3, 2006, and incorporated herein by reference).

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: August 29, 2006	MSC.SOFTWARE CORPORATION

	By:	JOHN A. MONGELLUZZO
	Name:	John A. Mongelluzzo
	Title:	Senior Vice President, General Counsel and Secretary

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